UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

NN, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NN, Inc. Corporate Office	www.nninc.com
207 Mockingbird Lane • Johnson City, TN 37604 423-743-9151 • fax 423-743-2670

April 2, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of NN, Inc., which will be held on Thursday, May 14, 2015, at 10:00 a.m., local time, at the Fort Lauderdale Marriott Harbor Beach Resort located at 3030 Holiday Drive, Fort Lauderdale, Florida 33316.

Stockholders will be asked to vote on the matters described in the enclosed Proxy Statement. You are urged to read the Proxy Statement carefully before voting.

You may vote on the matters brought before the Annual Meeting by: (i) completing and mailing the enclosed proxy card, (ii) telephone, (iii) Internet, or (iv) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Richard D. Holder

President and Chief Executive Officer

NN, INC.

207 Mockingbird Lane

Johnson City, Tennessee 37604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a Delaware corporation, will be held on Thursday, May 14, 2015, at 10:00 a.m., local time, at the Fort Lauderdale Marriott Harbor Beach Resort located at 3030 Holiday Drive, Fort Lauderdale, Florida 33316. At the meeting, our stockholders will be asked to:

(1)	Elect three Class II directors to serve for a term of three years;

(2)	Cast an advisory vote to approve the executive compensation of our named executive officers;

(3)	Cast an advisory vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2015; and

(4)	Vote on any other business as properly may come before the Annual Meeting.

The Board recommends a vote “FOR” Items 1, 2 and 3 and for any business that may properly come before the Annual Meeting, pursuant to the discretion of the appointed proxies. Details regarding each of these matters are contained in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 20, 2015. If you hold shares of NN common stock at the close of business on March 20, 2015, you are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

William C. Kelly, Jr.

Secretary

Johnson City, Tennessee

April 2, 2015

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2014 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

2015 Annual Meeting Information

Time and Date: 10:00 a.m., local time on Thursday, May 14, 2015

Location: Fort Lauderdale Marriott Harbor Beach Resort, 3030 Holiday Drive, Fort Lauderdale, Florida 33316

Record Date: March 20, 2015

Voting: Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on. On the record date, there were 19,050,749 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How to Vote

We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. It is very important that you vote in order to play a part in the future of the Company. You can vote using one of the following methods:

•	Completing and mailing the enclosed proxy card

•	By telephone at (800) 690-6903

•	By Internet at www.proxyvote.com

•	In person at the Annual Meeting

If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as instructions on how to vote.

Items of Business for Annual Meeting

Proposal	Proposal Description	Voting Recommendation

Proposal I	Election of three Class II directors to serve for a term of three years	FOR

Proposal II	Advisory vote to approve the executive compensation of our named executive officers	FOR

Proposal III	Advisory vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm	FOR

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Each of the Annual Report, Notice of Annual Meeting and Proxy Statement is available at www.proxyvote.com.

Director Nominees

The following table provides summary information about each director nominee to be voted on at the Annual Meeting:

Name	Age	Director Since	Positions with Company	Committee Memberships(1)	Independent
Robert E. Brunner	57	2012	Director - Nominee	AC, GC	Yes
Richard D. Holder	52	2013	Director, President and Chief Executive Officer	N/A	No
David L. Pugh	65	2012	Director - Nominee	AC, CC	Yes

(1)	AC - Audit Committee; CC - Compensation Committee; GC - Governance Committee

Corporate Governance Summary

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in the Company. Highlights of our corporate governance policies and practices include:

•	All independent directors, except for our Chief Executive Officer

•	Independent presiding Chairman of the Board

•	Standing Committees consist entirely of independent directors

•	Risk oversight by full Board and Committees

•	Regular executive sessions of independent directors

•	Executive compensation driven by pay-for-performance philosophy

•	Two new directors New for 2014

•	Majority voting for uncontested director elections New for 2014

•	Limits on directors’ service on other public company boards and audit committees New for 2014

•	Executive clawback policy New for 2015

•	Director and executive stock ownership guidelines New for 2015

•	Engagement of compensation consultant, Towers Watson, to support the Company’s efforts of further aligning executive compensation with stockholder interests New for 2015

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

NN, INC.

207 Mockingbird Lane

Johnson City, Tennessee 37604

Proxies are being solicited by the board of directors, or the “Board,” of NN, Inc. in connection with the 2015 Annual Meeting of Stockholders of NN, Inc., or the “Annual Meeting.” Your vote is very important. For this reason, our Board is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this Proxy Statement, the enclosed proxy card and our 2014 Annual Report on Form 10-K to all stockholders beginning on or about April 2, 2015.

In this Proxy Statement, terms such as “NN,” the “Company,” “we,” “us” and “our” refer to NN, Inc. The mailing address of the Company’s executive office is 207 Mockingbird Lane, Johnson City, Tennessee 37604. Our website is www.nninc.com. Information from our website is not incorporated by reference into any portion of this Proxy Statement.

Annual Meeting Date, Time and Location

The Annual Meeting will be held on Thursday, May 14, 2015 at 10:00 a.m., local time, at the Fort Lauderdale Marriott Harbor Beach Resort located at 3030 Holiday Drive, Fort Lauderdale, Florida 33316.

Record Date

Stockholders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on March 20, 2015, will be entitled to vote at the Annual Meeting. On March 20, 2015, the “Record Date,” 19,050,749 shares of common stock were issued and outstanding.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:

•	Completing and mailing the enclosed proxy card

•	By telephone at (800) 690-6903

•	By Internet at www.proxyvote.com

•	In person at the Annual Meeting

Voting for Stockholders of Record

If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

If you vote by proxy and your proxy card is incomplete or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote “FOR” Proposal I (Election of Directors), Proposal II (Advisory Vote to Approve Executive Compensation) and Proposal III (Ratification of Selection of Registered Independent Public Accounting Firm), and pursuant to its discretion for any other business properly brought before the meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.

Voting for Beneficial Owners

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the organization holding your account if you intend to vote your shares at the Annual Meeting.

If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization holding your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal III (Ratification of Selection of Registered Independent Public Accounting Firm); however, that organization will not be permitted to vote your shares on Proposal I (Election of Directors) and Proposal II (Advisory Vote to Approve Executive Compensation). As a result, if you do not provide voting instructions to the organization holding your account, your shares will have no effect on the outcome of the election of directors, or the advisory vote on the executive compensation of our named executive officers.

Quorum

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of at least a majority of the outstanding shares of common stock on the Record Date. Shares represented at the Annual Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted on non-routine proposals. The Company’s Inspector of Elections will tabulate the votes and determine whether a quorum is present.

Election Process and Majority Voting Standard

Our bylaws provide that the number of directors will be determined by the Board, which has set the number at eight. There are no limits on the number of terms a director may serve because we believe that term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitments to Board service, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

In 2014, the Company amended its bylaws to provide for a majority voting standard in uncontested elections. This means that in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive more votes cast “For” the nominee than votes cast “Against” the nominee to be elected. If a director is not elected, he or she has agreed that a letter of resignation will be submitted to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and its rationale within 90 days of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Governance Committee or the Board that concern the resignation.

Soliciting Proxies

The entire cost of this proxy solicitation is being paid by the Company. In addition to solicitation by mail, officers and employees of the Company, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage firms, banks, dealers or other similar organizations will be requested to forward soliciting material to the beneficial owners of shares held by them of record and will be reimbursed by the Company for any expenses that they incur.

Proxies

Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted for each of the nominees for election to the Board named in this Proxy Statement, for the advisory resolution to approve executive compensation, and for ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s registered independent public accounting firm for 2015.

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own stock with multiple parties, each party should sign the proxy card. If stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Revoking a Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to NN, Inc., Attention: Secretary, 207 Mockingbird Lane, Johnson City, Tennessee 37604; or

•	You may attend the Annual Meeting and notify the election officials at the meeting that you wish to revoke your proxy and vote in person. Attending the meeting will not, by itself, revoke your proxy.

If your shares are held by a brokerage firm, bank, dealer or similar organization, you should follow the instructions provided by that organization.

Other Matters

The Board does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

Votes Required

Proposal I: Election of Directors. Directors are elected by a majority of the votes cast in person or by proxy. This means that the number of votes cast “For” the nominee must exceed the votes cast “Against” the nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Proposal II: Advisory Vote to Approve Executive Compensation. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of “no” votes on this matter. A broker non-vote will have no impact on the vote for this proposal.

Proposal III: Ratification of Selection of Registered Independent Public Accounting Firm. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of “no” votes on this matter. There will not be a broker non-vote with regard to this proposal.

Submission of Stockholder Proposals

Any stockholder proposal intended to be presented at next year’s Annual Meeting, including stockholder nominations for directors, must be received by the Company at its executive offices not later than December 4, 2015 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for such meeting. Any stockholder submitting a proposal with regard to a nominee for election to the Board must also provide the information specified in our bylaws, including the following:

•	the stockholder’s name and address and, if the stockholder holds for the benefit of another, the name and address of the beneficial owner;

•	the number of NN shares owned;

•	the number of NN derivative securities owned;

•	whether the stockholder holds any proxy or other right to vote on behalf of another;

•	any short interest in any NN security;

•	any rights to dividends on NN shares that are separated or separable from the underlying NN shares;

•	any proportionate interest in any NN securities held by a general or limited partnership or limited liability company, or similar entity where the shareholder owns some or all of such entity;

•	any performance-related fees to which the stockholder is entitled, based on the increase or decrease of the value of NN’s securities;

•	any arrangements, rights or interests in any of the foregoing held by members of the stockholder’s immediate family sharing the same household;

•	any information relating to the stockholder that would be required to be disclosed in the proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal; and

•	any other information reasonably requested by NN.

Pursuant to our bylaws, proposals of stockholders not intended for inclusion in the Company’s 2016 Proxy Statement must be received by the Company in writing not less than 90 days and not more than 120 days prior to May 14, 2016 to be considered timely. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event we do not hold our 2016 Annual Meeting of Stockholders on or between April 14, 2016 and July 13, 2016. All stockholder proposals should be sent to NN, Inc., Attention: Secretary, 207 Mockingbird Lane, Johnson City, Tennessee 37604.

Householding

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders at the same mailing address. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card.

If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Secretary at 207 Mockingbird Lane, Johnson City, Tennessee 37604 or 423-743-9151. The same address and phone number may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Results of the 2015 Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website, which is www.nninc.com, following the report’s filing the Securities and Exchange Commission within four business days of the Annual Meeting.

Proposal I: Election of Directors

The Company’s Certificate of Incorporation provides for the division of the Board into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. Each director elected at an annual meeting serves for a three-year term and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal.

Three Class II directors will be elected to the Board at the Annual Meeting. The Company has nominated for election Robert E. Brunner, Richard D. Holder and David L. Pugh, each current directors of the Company. Additional information about each of these nominees can be found under “Information about the Directors” below. The nominees have indicated a willingness to serve as directors if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other persons who may be nominated as replacements by the Board. There are no family relationships between any director, executive officer or person nominated or chosen to be a director or executive officer known to the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINATED DIRECTORS.

Information about the Directors

The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current term expires and their current positions with the Company. The table is followed by a more detailed biographical description for each director or nominee.

Name	Age	Director Since	Term Expires	Positions with the Company
Robert E. Brunner	57	2012	2015	Director - Nominee for Re-election
Richard D. Holder	52	2013	2015	Chief Executive Officer, President and Director - Nominee for Re-election
David L. Pugh	65	2012	2015	Director - Nominee for Re-election
William Dries	63	2014	2016	Director
Michael E. Werner	70	1995	2016	Director
G. Ronald Morris	78	1994	2017	Non-Executive Chairman, Director
John C. Kennedy	57	2014	2017	Director
Steven T. Warshaw	66	1997	2017	Director

Robert E. Brunner has been a member of the Board since 2012. Mr. Brunner served as Executive Vice President of Illinois Tool Works, Inc., an international manufacturer of highly engineered fasteners and components, equipment and consumable systems and specialty products, from 2006 until his retirement in 2011. Prior to this position, Mr. Brunner held the position of President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to this position, Mr. Brunner held a variety of positions within Illinois Tool Works, Inc., including positions in general management, operations management and sales & marketing. Mr. Brunner serves on the board of directors of Leggett & Platt, Incorporated, a publicly held diversified manufacturer of engineered components and products and Lindsay Corporation, a publically held global company focusing on providing irrigation and infrastructure solutions. Mr. Brunner brings to the Board broad industry knowledge, executive leadership experience and extensive experience with mergers and acquisitions. Additionally, his public company board experience is a valuable asset to the Board.

Richard D. Holder has been a member of the Board and President and Chief Executive Officer of the Company since 2013. Prior to joining the Company, Mr. Holder served as President of Eaton Electric Components, a division of Eaton Corporation’s Electrical Sector from 2010 to 2013, Executive Vice President of Eaton Business Systems from 2007 to 2010, Vice President and General Manager of the Power Distribution and Assemblies Division from 2004 to 2006 and Vice President Supply Chain and Operational Excellence from 2001 to 2004. Prior to joining Eaton, Mr. Holder served as Director of Aircraft & Technical Purchasing for US Airways from 1999 to 2001. Prior to this position, Mr. Holder held a variety of leadership positions at Allied Signal Corporation, an aerospace, automotive and engineering company, and Parker Hannifin Corporation, a global motion and control technology manufacturer. Mr. Holder brings to the Board diverse experience in global supply chain management, operations, strategic development and execution and extensive experience in acquisition strategy and integration.

David L. Pugh has been a member of the Board since 2012. Mr. Pugh retired in 2011 as President and Chief Executive Officer and Chairman of the board of directors of Applied Industrial Technologies, a publicly held distributor of industrial products and services. Mr. Pugh joined Applied Industrial Technologies in 1999 as President and Chief Operating Officer. Prior to joining Applied Industrial Technologies, Mr. Pugh served as Senior Vice President of the Industrial Control Group of Rockwell International Corporation, a provider of industrial automation control and information solutions, which he joined in 1994. Prior to joining Rockwell, Mr. Pugh held various positions in sales, marketing and operations at Square D Company, a manufacturer of electrical components, and Westinghouse Electric. Mr. Pugh serves on the board of directors of Hexcel Corporation, a publicly held company and a leading producer of advanced composites. Mr. Pugh also serves on the board of directors of R.W. Beckett Corporation, a premiere manufacturer of oil and gas burners. Mr. Pugh brings to the Board valuable bearing and executive leadership experience as well as specialized operational experience in global bearing distribution. Additionally, Mr. Pugh brings to the Board his previous experience on the board of directors of a publicly held company.

William Dries has been a member of the Board since 2014. Mr. Dries previously served as Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a publicly held engineered industrial products manufacturer, prior to his retirement in 2011. Before assuming his role at EnPro in June 2002, Mr. Dries was affiliated with EnPro and Goodrich Corporation, the former parent company of EnPro, from September 2001. From 1985 until 2001, Mr. Dries was employed by United Dominion Industries Limited, a machine and instrument manufacturer, where he was Senior Vice President and Chief Financial Officer, having previously served as Manager of Accounting and Senior Vice President of Finance and Controller. A certified public accountant, Mr. Dries was an audit principal for Ernst & Young in New York for 11 years before joining United Dominion. Mr. Dries is a director of TransDigm, a producer of aircraft components. Mr. Dries also serves on the board of directors of Polypore International, Inc., a publicly held global high technology filtration company specializing in microporous membranes. Mr. Dries brings to the Board financial acumen and extensive experience working with public companies in the precision manufacturing and industrial sectors.

Michael E. Werner has been a member of the Board since 1995. Mr. Werner retired in 2009 from Werner & Associates, a management consulting firm that Mr. Werner co-founded in 1982 specializing in manufacturing companies. During the five years prior to starting his business, Mr. Werner served as Director of Strategic Planning and Business Development for the Uniroyal Chemical Company, a specialty chemical manufacturer. He also has held positions with the New York Central Company, Western Electric Company and The Continental Group. Mr. Werner brings to the Board strategic insight and knowledge of marketing and strategic planning processes developed through a consultant’s perspective.

G. Ronald Morris has been a member of the Board since 1994. He was appointed Non-Executive Chairman of the Board on June 3, 2013. Mr. Morris retired in 1999 from Western Industries, Inc., a contract manufacturer of metal and plastic products where he served as President, Chief Executive Officer and director since 1991. From 1989 to 1991, Mr. Morris served as Chairman of the board of directors of Integrated Technologies, Inc., a manufacturer of computer software, and from 1988 to 1989, he served as Vice Chairman of Rexnord Corporation, a manufacturer of mechanical power transmission components and related products, including anti-friction bearings. From 1982 to 1988, Mr. Morris served as President and Chief Executive Officer of PT Components, Inc., a manufacturer of mechanical power transmission components and related products that was acquired by Rexnord Corporation in 1988. Mr. Morris has extensive executive leadership and board experience with technology, precision metal, plastic and bearing manufacturers. Mr. Morris brings to the Board substantial knowledge and expertise in product development and global manufacturing. He also brings invaluable insight and perspective to the Company’s strategic development.

John C. Kennedy has been a member of the Board since 2014. He previously served as the Chief Executive Officer of Autocam Corporation, or “Autocam,” a manufacturer of components for fuel systems, engines and transmission, power steering and electric motors, from 1988 until NN’s acquisition of Autocam in August 2014. Mr. Kennedy currently serves as director, President and Chief Executive Officer of Autocam Medical Devices, LLC, a privately held contract medical device manufacturer and former affiliate of Autocam Corportion. Mr. Kennedy also serves on a number of private for-profit and non-profit boards, including Lacks Enterprises, a privately held automotive trim component manufacturer, the Van Andel Institute, a nonprofit medical research institute, and Grand Valley State University Board of Trustees. Mr. Kennedy’s appointment to the Board was made pursuant to the merger agreement relating to NN’s acquisition of Autocam. Mr. Kennedy brings to the Board expertise in the industrial and manufacturing sectors, extensive experience in mergers and acquisitions and the leadership and management of large multinational corporations.

Steven T. Warshaw has been a member of the Board since 1997. Mr. Warshaw retired in 2005 from M Cubed Technologies, a developer and manufacturer of advanced composite materials and ultra-precise electronic components and modules where he served as President and Chief Executive Officer since 2002. Prior to this position, he served as President of Hexcel Schwebel, a global producer of advanced structural materials, from 2000 to 2001. Mr. Warshaw served as Senior Vice President of Photronics, Inc., a global supplier to the semiconductor industry from 1999 to 2000. From 1996 to 1999, he served as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Mr. Warshaw serves on the board of directors of Park Electrochemical Corp., a publicly held advanced materials manufacturing company. Mr. Warshaw brings to the Board considerable executive experience as well as providing the benefit of service on the board of directors of a publicly traded company. Mr. Warshaw has extensive knowledge and brings insights and perspectives from positions he has held in important areas, including global operations, product development, marketing and executive compensation.

Compensation of Directors

Directors who are not employees of the Company are paid an annual retainer of $35,000 and a fee of $1,500 for each Board meeting attended, $1,000 for each committee meeting attended, and $500 for each teleconference meeting attended. Mr. Morris, our Non-Executive Chairman, was paid a one-time lump sum amount of $10,000 upon his appointment and receives an annual retainer of $10,000. Additionally, the Chairman of the Audit Committee is paid an annual retainer of $9,000 and each of the Chairman of the Governance Committee and the Chairman of the Compensation Committee are paid an annual retainer of $5,000. Directors who are employees of the Company do not receive any compensation for their service as directors. Directors may elect to defer some or all of the compensation they are provided by the Company. Additionally, the Compensation Committee has from time to time granted stock options to non-employee directors. The Company also reimburses all directors for out-of-pocket expenses incurred in attending Board and committee meetings. Director compensation is reviewed and approved by the Compensation Committee.

The table below provides information about the compensation our non-employee directors received during 2014.

Director Compensation Table For 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Robert E. Brunner	66,500	78,520	18,620	—	163,640
Richard G. Fanelli (3)	31,000	—	—	(34,040)	(3,040)
G. Ronald Morris	76,872	78,520	18,620	(9,870)	164,142
David L. Pugh	62,500	78,520	18,620	—	159,640
Steven T. Warshaw	66,472	78,520	18,620	—	163,612
Michael E. Werner	60,472	78,520	18,620	5,471	163,083
William Dries	34,600	89,960	18,620	—	143,180
John C. Kennedy	12,500	—	—	—	12,500

(1)	Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 4,000 restricted shares of stock awarded on March 19, 2014 to each of Messrs. Brunner, Morris, Pugh, Warshaw and Werner. On May 15, 2014, William Dries was awarded 4,000 restricted shares. The restricted stock awards to directors vest over a period of three years beginning on the first anniversary of the date of grant.
(2)	Amounts represent the aggregate grant date fair value, as computed in accordance with the FASB ASC Topic 718, of 2,000 options to purchase the Company’s stock awarded on March 19, 2014 to each of Messrs. Brunner, Morris, Pugh, Warshaw and Werner. On May 15, 2014, William Dries was awarded 2,000 options to purchase the Company’s stock. The options granted to directors vest on the first anniversary of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 16, 2015.
(3)	Richard G. Fanelli resigned from the Board, effective May 15, 2014.

The following table sets forth information with respect to nonqualified deferred compensation during 2014.

Nonqualified Deferred Compensation For 2014

Name	Director Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert E. Brunner	—	—	—	—	—
Richard G. Fanelli (1)	—	—	7,410	(41,450)	81,344
G. Ronald Morris	—	—	(9,870)	—	435,627
David L. Pugh	—	—	—	—	—
Steven T. Warshaw	—	—	—	—	—
Michael E. Werner	—	—	5,471	—	374,800
William Dries	—	—	—	—	—
John C. Kennedy	—	—	—	—	—

(1)	Richard G. Fanelli resigned from the Board, effective May 15, 2014.

Committees of the Board

Audit Committee. The Audit Committee consists of William Dries who serves as Chairman, G. Ronald Morris, David L. Pugh and Robert E. Brunner. All members of the Audit Committee are independent as defined by Nasdaq rules and Mr. Dries has been designated as the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Among other matters described in its charter, the Audit Committee’s primary duties and responsibilities are to:

•	oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	oversee that management has adequate resources and has established and maintains processes to assure that an adequate system of internal control is functioning within the Company, including the formation and oversight of the internal audit function;

•	oversee that management has established and maintains processes to assure compliance by the Company with all applicable laws, regulations and corporate policies including the Code of Conduct and Ethics statement;

•	engage the registered independent public accounting firm to conduct the annual audit of the books and accounts of the Company, including the preapproval of all associated fees;

•	preapprove all permissible non-audit related services provided by the independent auditor;

•	review the independence of the independent accounting firm;

•	oversee that management has designed, implemented and maintains processes to assess and manage enterprise and event risk;

•	review the effectiveness of accounting and financial controls of the Company with the registered independent public accounting firm;

•	review and discuss with management and the independent auditor the annual audit and quarterly financial statements of the Company;

•	review and recommend to the Board that the financial statements be included in the Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q;

•	review and approve earnings press releases; and

•	establish a confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.

The Audit Committee originally adopted a written charter in June 2000. This charter, which has been amended, is subject to review and reassessment at least annually. This revised charter is included on the Company’s website at www.nninc.com. The Audit Committee met seven times in 2014.

Compensation Committee. The Compensation Committee consists of Steven T. Warshaw who serves as Chairman, Michael E. Werner, William Dries and David L. Pugh. All members of the Compensation Committee are independent as defined by Nasdaq rules. Among other matters described in its charter, the Compensation Committee’s primary duties and responsibilities are to:

•	annually review and approve corporate goals and objectives relative to the Chief Executive Officer evaluation, compensation and performance;

•	review and approve the Company’s executive compensation policies and practices;

•	supervise the administration of the Company’s employee benefit plans, including the 2005 NN, Inc. Stock Incentive Plan and the 2011 Stock Incentive Plan;

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation;

•	review and approve annually for senior executives of the company: (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance agreements, and change in control agreements/provisions, and (e) special or supplemental benefits;

•	review annually the risks that arise from the Company’s compensation policies and determine whether such risks are reasonably likely to have a material adverse effect on the Company; and

•	review and assess the Company’s senior management succession plan on an annual basis.

In April 2003, the Compensation Committee presented to the Board and the Board approved a written charter. This charter, which has been amended, is subject to review and reassessment at least annually. This revised charter is included on the Company’s website at www.nninc.com. The functions of the Compensation Committee are discussed in further detail in the section entitled “Compensation Committee Report” herein. The Compensation Committee met six times in 2014.

Governance Committee. The Governance Committee was formed in 2002. The Committee consists of Robert E. Brunner who serves as Chairman, Michael E. Werner, Steven T. Warshaw, G. Ronald Morris and John C. Kennedy. All members of the Governance Committee are independent as defined by Nasdaq rules. Among other matters as provided in its charter, the Governance Committee’s primary duties and responsibilities are to:

•	review and recommend qualified candidates for membership on the Board;

•	establish procedures for the retirement or replacement of Board members;

•	establish a process and criteria for Board membership;

•	review a candidate’s qualifications and any potential conflicts with the Company’s interests;

•	assess the contributions and qualifications of current Directors in connection with their re-nomination to the Board;

•	establish a process and criteria for Committee membership and each Committee’s chair;

•	develop and maintain a set of the Company’s Governance Principles;

•	oversee the process of providing information to the Board; and

•	provide oversight and review the Board performance on an annual basis.

In reviewing and recommending qualified candidates for membership on the Board, the Governance Committee seeks input from the Chairman, other Board members, and professional search firms, if applicable. The Governance Committee will also consider and evaluate any qualified candidates recommended by stockholders. In accordance with the Board’s governance principles, the Governance Committee seeks to establish a board of directors that will bring to the Company a broad and diverse range of experience, knowledge and professional judgment. The Governance Committee believes that the Board should have collective competency, knowledge and experience with respect to corporate governance, business, finance and accounting, economics, industry knowledge, manufacturing, technology, legal and government affairs, risk management, international operations and acquisitions among other things.

A candidate’s competencies, experience and knowledge should enable him or her to contribute significantly to the governance of a complex, multi-national business enterprise. The candidate should be independent in judgment and not represent the interests of particular constituencies. The Governance Committee will review a candidate’s qualifications and any potential conflicts they may have with the Company’s interests. In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although diversity is a consideration in the Committee’s consideration of candidates, the Company does not have a formal policy regarding diversity. The Company does not discriminate against candidates on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis as prescribed by law. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider a director candidate’s experience, qualifications, attributes, and skills. The Governance Committee will also consider the candidate’s integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules. The Governance Committee will evaluate any director candidate nominated by stockholders according to the foregoing criteria and, based on the results of that evaluation, will determine whether to include the candidate in its recommended slate of director nominees in the proxy statement. No stockholder or group of stockholders who beneficially owned more than 5% of NN’s common stock for at least one year at the time of such recommendation has recommended candidates for election to the Board.

In April 2003, the Governance Committee presented to the Board and the Board approved a written charter. This charter, which has been amended, is subject to review and reassessment at least annually. This revised charter is included on the Company’s website at www.nninc.com. The Governance Committee met seven times in 2014.

The following table shows the current membership of each standing Committee of the Board:

Name	Audit Committee	Compensation Committee	Governance Committee
Robert E. Brunner	X		Chair
William Dries	Chair	X
G. Ronald Morris	X		X
David L. Pugh	X	X
Steven T. Warshaw		Chair	X
Michael E. Werner		X	X
John C. Kennedy			X

Board Leadership

The Board is responsible for overseeing that the business of the Company is managed to meet the Company’s strategic goals and objectives and that the long-term interests of stockholders are served. The Board’s leadership structure includes very active and engaged independent directors. The Chairman of the Board approves the agenda for each Board meeting and presides over each executive session of independent directors held at each Board meeting. Each of the Committees of the Board are chaired and comprised solely of independent Board members. During 2014, our independent, non-management directors regularly met without management present.

As of the date of this Proxy Statement, the positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board is led by G. Ronald Morris, the Chairman of the Board and an independent director. Mr. Morris has served as our Chairman since 2013 and has performed the responsibilities prescribed to him by the Board and those detailed in the Principles of Corporate Governance, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.

The Board has determined that the current separation of Chairman of the Board and Chief Executive Officer is the most appropriate structure at this time as it provides an effective balance between oversight of management and day-to-day leadership. Mr. Morris, a long-time independent director of the Company, has extensive experience with technology, precision metal, plastic and bearing manufacturers and has deep knowledge about the Company, its operations and businesses, which has been advantageous in leading the Board in the performance of its duties, while allowing our Chief Executive Officer to execute the Company’s strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chairman and Chief Executive Officer roles if the Board determines that such a leadership structure would be more beneficial.

Board Independence

Because shares of our common stock are traded on the Nasdaq Global Select Market, we are subject to the corporate governance requirements set forth in the Nasdaq Marketplace Rules. Our Board undertook a review of the composition of our Board and its Committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our current directors other than Mr. Holder, who is our Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Furthermore, our Board previously determined that Richard G. Fanelli, who served on our Board during 2014 until his resignation in May 2014, was an “independent” director under the Nasdaq Marketplace Rules during his service on the Board in 2014. In making each of these determinations, our Board considered the relationships that each such director has with us and all other facts and circumstances the Board deemed relevant in determining independence.

Board Oversight of Risk

The Board as a whole has responsibility for risk oversight. This oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide maximum visibility to the Board of the identification and assessment of critical risks and management’s risk mitigation strategies. The Chief Executive Officer, as well as various management personnel, regularly discuss material risks facing the Company with members of the Board. The Company’s Chief Compliance Officer is responsible for corporate risk management and reports directly to the Audit Committee on financial, accounting and regulatory matters.

The Board and its Committees oversee risks associated with their respective principal areas of focus. The Board is responsible for strategic, financial and execution risks and exposures associated with the annual operating plan, the five-year strategic plan, acquisitions and divestitures, senior management succession planning and general risk oversight.

The Board has delegated certain risk management responsibility to its Committees. The Audit Committee is responsible for risk and exposures associated with financial, accounting, legal and regulatory matters. The Audit Committee oversees that management has established a process to assure an adequate system of internal controls and maintains the reliability of the accounting policies and financial reporting and disclosures of the Company. The Governance Committee is responsible for the oversight of corporate governance, the selection of the candidates for the Board and the evaluation of Board members. The Compensation Committee is responsible for evaluating, approving and monitoring the executive compensation plans, policies and programs of the Company and to oversee other significant human resource issues. Additionally, the Compensation Committee is responsible for reviewing and overseeing the management of any risk related to the Company’s compensation plans, policies and programs. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation developments and benefits throughout the year.

Attendance at Board and Committee Meetings

The Board met eleven times in 2014. All current directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. While the Company does not have a policy requiring attendance by directors at the Annual Meeting, all of the current directors attended the 2014 Annual Meeting, except for Mr. Kennedy, who had not yet joined the Board.

Communicating with the Board

Stockholders and other interested parties may contact the Board, any of its Committees, its independent directors, or any individual director by sending correspondence to NN, Inc., Attention: Secretary, 207 Mockingbird Lane, Johnson City, Tennessee 37604. Any mail received by the Secretary with the exception of improper commercial solicitations will be forwarded to the members of the Board for their further action, if necessary.

Code of Ethics

Our Board has adopted a Code of Ethics applicable to our executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our directors and employees. The Code of Ethics is available in the “About NN” section of our website at www.nninc.com. We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

Principles of Corporate Governance

The Board has adopted the Principles of Corporate Governance, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Principles of Corporate Governance are available in the “Investor Relations” section of our website at www.nninc.com.

Executive Clawback Policy

In March 2015, the Board adopted a clawback policy. Under this policy, if the Compensation Committee determines that any current or former executive officer of NN has caused or otherwise directly contributed to the need for a material restatement of the Company’s financial results or engaged in willful misconduct or fraud, the Compensation Committee may require such executive officers to repay to NN any portion of incentive compensation paid in the preceding three years that would not have been paid in light of such misconduct or if such compensation had been determined based on the financial results reported in the restated financial results.

Director and Executive Stock Ownership Guidelines

In March 2015, the Board adopted stock ownership guidelines for our directors and executive officers. These guidelines are designed to align the Board’s and our executives’ long-term financial interests with those of stockholders. Our stock ownership guidelines require Mr. Holder, our Chief Executive Officer, to own NN stock worth five times his annual base salary and our other executive officers to own NN stock worth three times their respective annual base salaries. Non-employee directors are required to own NN stock worth three times their annual retainer of director fees. Each director and executive has five years from the date he or she becomes subject to the stock ownership guidelines to meet his or her target. Stock options do not count toward the ownership guideline.

Beneficial Ownership of Common Stock

Security Ownership of Management

The following table shows, as of March 20, 2015 and based on 19,050,749 shares of common stock outstanding, the beneficial ownership of common stock by each director and nominee, each named executive officer, and all directors and executive officers as a group, in each case as reported to the Company by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)
Richard D. Holder	101,668	(3)	*
James H. Dorton	137,209	(4)	*
Frank T. Gentry III (5)	56,600	(6)	*
William C. Kelly, Jr.	62,059	(7)	*
James R. Widders	43,909	(8)	*
Robert E. Brunner	31,800	(9)	*
William Dries	20,500	(10)	*
G. Ronald Morris	126,000	(11)	*
David L. Pugh	31,800	(12)	*
Steven T. Warshaw	98,000	(13)	*
Michael E. Werner	88,220	(14)	*
John C. Kennedy	1,093,276	(15)	5.74%
All directors and executive officers as a group (15 persons)	1,903,934		9.99%

*	Less than 1%
(1)	The address of each beneficial owner is c/o NN, Inc., 207 Mockingbird Lane, Johnson City, Tennessee 37604.
(2)	Computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Includes shares of common stock subject to options exercisable within 60 days of March 20, 2015 and shares of restricted stock for which the indicated persons have sole voting power, but not sole investment power.
(3)	Includes 41,666 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.
(4)	Includes 87,834 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.
(5)	Mr. Gentry retired from his position of Senior Vice President — Managing Director, Metal Bearing Components, effective as of December 31, 2014.
(6)	Includes 33,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015 and 26,500 shares of common stock owned by Mr. Gentry’s spouse.
(7)	Includes 30,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.
(8)	Includes 22,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.
(9)	Includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.
(10)	Includes 2,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.
(11)	Includes 55,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.
(12)	Includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.

(13)	Includes 55,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015.
(14)	Includes 55,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 20, 2015 and 5,287 shares of common stock owned by Mr. Werner’s spouse.
(15)	Includes 100 shares of common stock owned by Mr. Kennedy’s spouse and 20 shares of common stock owned by Mr. Kennedy’s son.

Security Ownership of Certain Beneficial Owners

The following table sets forth the number of shares of the Company’s common stock beneficially owned by the only parties known to the Company’s management to own more than 5% of the Company’s common stock, as of March 20, 2015 and based on 19,050,749 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,490,160	(1)	7.82%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,311,300	(2)	6.88%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	1,073,168	(3)	5.63%

(1)	Amount based on Schedule 13G filed on February 5, 2015 with the SEC by Dimensional Fund Advisors LP. The Schedule 13G states that Dimensional Fund Advisors LP has sole voting power with respect to 1,437,543 shares and sole dispositive power with respect to 1,490,160 shares.
(2)	Amount based on Schedule 13G filed on January 15, 2015 with the SEC by Royce & Associates LLC. The Schedule 13G states that Royce & Associates LLC has sole voting power and sole dispositive power with respect to 1,311,300 shares.
(3)	Amount based on Schedule 13G filed on February 2, 2015 with the SEC by BlackRock, Inc. The Schedule 13G states that BlackRock, Inc., has sole voting power with respect to 1,040,644 shares and sole dispositive power with respect to 1,073,168 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company’s directors and executive officers, and any beneficial owner of more than 10% of the common stock, is required to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. These persons also are required by SEC regulations to furnish the Company with copies of all filed reports.

Based solely on its review of the copies of these reports furnished to the Company for the year ended December 31, 2014, the Company is not aware of any instance of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the common stock, except that Mr. Frank T. Gentry, III, our former Senior Vice President — Managing Director, Metal Bearing Components, filed a late Form 4 reporting two exempt transactions.

Proposal II: Advisory Vote to Approve Executive Compensation

At the 2011 Annual Meeting, stockholders expressed their strong preference for an annual advisory vote to approve executive compensation. Accordingly, the Board determined that, every year until the next vote on the frequency of such advisory vote, the Company will hold a vote to approve the Company’s executive compensation on an advisory basis. As such, the Board is asking stockholders to vote on an advisory resolution to approve our executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s goal is to structure its compensation arrangements for executive officers in a manner that will promote the Company’s profitability and enhance long-term stockholder value. In designing its compensation arrangements to achieve this goal, the Company is guided by the following objectives:

•	attracting and retaining qualified and dedicated executives who are essential to the long-term success of the Company;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including the Company’s competitors;

•	tying a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and

•	directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements.

Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 25 through 29, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures discussed in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of NN, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

Compensation Discussion and Analysis

Executive Summary

Introduction

Our Compensation Discussion and Analysis provides a detailed discussion of our executive compensation objectives, philosophy, policies and procedures, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. Our Compensation Discussion and Analysis focuses on the compensation of our “named executive officers” for 2014, who were:

Name	Title
Richard D. Holder	Director, President and Chief Executive Officer (nominee)
James H. Dorton	Senior Vice President – Chief Financial Officer
Frank T. Gentry, III	Senior Vice President – Managing Director, Metal Bearing Components
James R. Widders	Senior Vice President – Integration and Corporate Transformation
William C. Kelly, Jr.	Vice President – Chief Administrative Officer, Chief Compliance Officer and Secretary

Our compensation philosophy is to reward both short-term financial and operational successes and efforts that support long-term value creation. The following are the objectives of our compensation program:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;

•	tying a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and

•	directly aligning the interests of management with the interests of our stockholders through stock-based compensation arrangements.

We have designed our compensation programs to reflect each of these objectives. In 2014, our named executive officers received a compensation package that consists of an annual base salary, non-equity incentive award opportunities and long-term equity incentive award opportunities. The components of our compensation that are tied to performance seek to reward both short-term and long-term results and to align the interests of our named executive officers and other participants with the interests of our stockholders. Our compensation programs are structured to motivate and reward our executives to increase shareholder value and provide balanced incentives for achieving both short-term and long-term objectives without incentivizing executives to take excessive risks.

2014 Achievements and Value Creation

January 2014:	Presented our strategic plan with goals to double revenue and triple earnings per share by 2018

January 2014:	Acquired V-S Industries, a high precision manufacturer with locations in Illinois and Mexico

June 2014:	Acquired RFK, a tapered roller manufacturer with operations in Bosnia and Herzegovina

July 2014:	Acquired Chelsea Grinding Company, a cylindrical roller manufacturer

August 2014:	Acquired Autocam Corporation, a high precision manufacturer with locations on four continents

Summary of 2014 Named Executive Officers’ Compensation

Base Salary

The following table indicates the base salaries from the prior year for our named executive officers:

Name	2014 Base Salary ($)
Mr. Holder	500,000
Mr. Dorton	315,000
Mr. Gentry	315,000
Mr. Widders	230,000
Mr. Kelly	210,000

Non-Equity Incentive Compensation

Our annual non-equity incentive compensation is intended to compensate executive officers for achieving our annual financial and organizational goals. Our named executive officers earned the following non-equity incentive compensation in 2014:

2014 Non-Equity Incentive Compensation(1)
Name	Cash Amount ($)	Percent of 2014 Base Salary
Mr. Holder	500,000	100.0%
Mr. Dorton	217,060	68.9%
Mr. Gentry	167,727	56.0%
Mr. Widders	161,762	70.3%
Mr. Kelly	124,574	59.3%

(1)	Generally, non-equity incentive compensation earned in one fiscal year is paid in the first quarter of the next year. Bonuses and non-equity incentive compensation earned during 2014 were paid in March 2015.

Long-Term Incentive Compensation

Our equity-based compensation programs provide for longer-term incentives that both align executive officer performance with our long-term goals and offer a retention component to our compensation package. Under our 2005 Stock Incentive Plan and our 2011 Stock Incentive Plan, our named executive officers received the following awards in 2014:

Name	Number of Shares
Mr. Holder
Restricted Stock (1)	25,000
Options (1)	25,000
Mr. Dorton
Restricted Stock (1)	7,000
Options (1)	4,000
Mr. Gentry
Restricted Stock (1)	7,000
Options (1)	4,000
Mr. Widders
Restricted Stock (1)	5,000
Options (1)	3,000
Mr. Kelly
Restricted Stock (1)	5,000
Options (1)	3,000

(1)	33.33% of award vests each year starting in March 2014.

2014 Say on Pay Analysis

In 2014, we held an annual advisory vote to approve named executive officer compensation, commonly known as “Say on Pay”. Although a majority of our stockholders voted in favor of our compensation program, the results were below what we deem satisfactory. The primary reason for our Say on Pay results relate to the employment agreement we entered into with our Chief Executive Officer, Mr. Holder, in 2013. Mr. Holder’s employment agreement is based on the same form of employment agreement that we have with each of our named executive officers. Those agreements were amended in 2012, and included a tax reimbursement provision, or tax gross up, for each of our executive officers. The tax gross up provisions included in the form employment agreement were legacy provisions and were included in these executive’s original agreements executed in 2006. Because of the tax gross up provision included in the agreement for Mr. Holder, certain of the proxy advisory firms recommended a no vote on our Say on Pay.

The tax gross up provisions in the employment agreements of our other executive officers were not objected to by the proxy advisory firms because they were deemed to be “grandfathered” in; that is, they were enacted prior to the change in view of the proxy advisory firms. Based on discussions we had with stockholders in 2014, we learned that the Say on Pay vote expressed their judgment as to one component of our compensation program (the tax gross up in Mr. Holder’s employment agreement) as opposed to expressing judgment on our compensation program as a whole. Based on our analysis of the structure and formulas contained in the employment agreements, and with assistance from our compensation consultant, we have determined that it is unlikely that the tax gross up provisions in these agreements will ever actually be triggered. One reason for the unlikely applicability of the tax gross up provisions is the relatively small cash severance benefit provided to Mr. Holder in the event of a change in control and a termination of employment. When casting your 2015 Say on Pay vote, we encourage you to consider these matters and to judge our compensation program as a whole, rather than based on one single component.

Risk Considerations

We structure our executive compensation arrangements in order to encourage executives to take appropriate risks designed to enhance our short-term performance and increase long-term stockholder value. We believe that providing a balanced mix of stock-based and cash compensation arrangements tied to both Company and individual performance goals provides an appropriate balance of incentives for executives and helps to avoid the taking of inappropriate or excessive risks. The Compensation Committee has assessed our compensation objectives, philosophy, policies, procedures and forms of compensation, and has concluded that our compensation program and principles do not create risks that are likely to have a material adverse effect on the Company.

With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount and but one component of a balanced, multi-component approach to compensation and rewards.

•	Our non-equity incentive compensation for executive officers is designed to reward achievement of short-term performance metrics. Through a combination of plan design and management procedures, undue risk-taking is mitigated. The plan is also structured to be self-funding in that portions of the incentive that are based on performance measurements must be obtained after the expense of the incentive is considered.

•	Awards under our long term incentive plans are determined by the Compensation Committee and subject to vesting requirements. We have stock ownership guidelines to ensure that a meaningful portion of an executive officers’ net worth is in our common stock and therefore tied to long-term sustainable performance. We believe this negates any motivation to take inappropriate risks associated with business performance.

Executive Compensation Policies and Practices

Below, we summarize certain executive compensation practices, both the practices we have implemented to drive performance and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interest.

What We Do

•	Align executive pay with Company performance

•	Balance short-term and long-term incentives

•	Mitigate undue risk in compensation programs

•	Include vesting periods on equity awards

•	Utilize an independent compensation consulting firm which provides no other services

•	Provide reasonable post-employment/change in control provisions in employment agreements

•	Maintain executive stock ownership guidelines (implemented in 2015)

•	Maintain an executive clawback policy (implemented in 2015)

What We Don’t Do

•	Reprice underwater stock options

•	Exchange of underwater stock options for cash

•	Grant multi-year guaranteed bonuses

•	Permit hedging or short-sale transactions by our executive officers and directors

What we Pay and Why: Elements of Compensation

We have three elements of total direct compensation: base salary, non-equity incentive compensation and long-term incentive compensation.

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The salary levels for our executive officers and other direct reports of the Chief Executive Officer are reviewed and determined annually by the Compensation Committee. Salaries are established and adjusted based upon three factors: individual performance, our financial performance and peer group and market data established by compensation studies. It is our policy to compensate executives in a targeted range of approximately the 50th percentile of market of total direct compensation.

Generally speaking, there are two situations that may warrant an adjustment to base salary:

•	Annual Merit Increases. All base salaries are reviewed annually for possible merit increases, but merit increases are not automatic or guaranteed. Any adjustments take into account the individual’s performance, responsibilities and experience, as well as fairness and external market practices.

•	Promotions or Changes in Role. Base salary may be increased to recognize additional responsibilities resulting from a change in an executive’s role or a promotion to a new position. Increases are not guaranteed for a promotion or change in role.

The following table indicates the base salaries and percent increases from the prior year for our named executive officers:

Base Salary
Name	2014	2013		Percent Increase
Mr. Holder	$500,000	$500,000	(1)	0.0%
Mr. Dorton	$315,000	$315,000		0.0%
Mr. Gentry	$315,000	$315,000		0.0%
Mr. Widders	$230,000	$227,536		1.1%
Mr. Kelly	$210,000	$207,308		1.3%

(1)	Represents Base Salary on an annualized basis. Mr. Holder was paid $278,846 for Base Salary in 2013 during the period beginning with the start of his employment on June 3, 2013 and ending on December 31, 2013.

In 2014, we determined to hold the salaries of our executive officers steady (other than for some small increases) in light of the fact that our new Chief Executive Officer had just come on board in June 2013 and we had just launched our strategic plan. At that time, we decided to readdress salaries in 2015 based on the success of our management team in implementing the strategic plan.

Non-Equity Incentive Compensation

We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals. At the beginning of each fiscal year, the Compensation Committee establishes objectives for the upcoming fiscal year which are tied to our success in achieving our strategic plan. These goals include the following:

•	Financial Goals: Achieve the Company’s annual business plan.

•	Operational Excellence: Workplace safety; maintain and improve product quality; improve on-time delivery of products.

•	Functional Excellence: Attract and develop talent; improve internal controls; successfully source, execute and integrate acquisitions.

The following table illustrates each named executive officer’s 2014 target award percentage, and the actual awards made:

Name	Target Award Opportunity as a % of Base Salary	Target Award Opportunity	Actual Award	Actual Award as a % of Target Award Opportunity
Mr. Holder	80%	$400,000	$500,000	125%
Mr. Dorton	50%	$157,500	$217,060	138%
Mr. Gentry	50%	$157,500	$167,727	106%
Mr. Widders	50%	$107,343	$161,762	151%
Mr. Kelly	45%	$94,500	$124,574	132%

Long-Term Incentive Compensation

We provide performance-based long-term incentive compensation to certain employees, including our named executive officers, to directly tie the interests of these individuals to the interests of our stockholders. We believe that long-term equity compensation is an important retention tool. We also encourage stock ownership which we regard as important for commitment, engagement and motivation. In March 2015, our Board established stock ownership guidelines of five times annual base salary for our Chief Executive Officer, three times annual base salary for our other executive officers and three times the annual retainer of director fees, which acts to further align the interests of our directors and executive officers with those of our stockholders.

Stock options and restricted share grants to our executive officers and other key employees are reviewed and determined annually by the Compensation Committee. With respect to stock options and restricted shares awarded, the Committee considers the following: alignment with the financial interests of our stockholders, recommendations from the independent compensation review, the Chief Executive Officer’s recommendations (other than for himself), our interest in rewarding officers and other key employees for superior performance, and the need for financial incentives for officers and employees to continue to perform in a superior manner.

We believe that time vested stock options and restricted stock are performance-based because their value is solely tied to our stock price, which directly correlates to our stockholders’ interests. We grant stock options and restricted stock for several reasons, including:

•	stock options and restricted stock vests over time and encourage executives to focus on the long term when making decisions to enhance stockholder value; and

•	feedback from executives has indicated that time vested stock options and restricted stock are highly valued and is an important retention tool.

While we do not believe that grants of stock options or restricted stock cause a focus on short-term stock price movements or lead to excessive risk-taking, our compensation policies include risk mitigation features. We have significant stock ownership guidelines to ensure that a significant portion of an executive officers’ net worth is in our common stock and therefore tied to long-term sustainable performance.

During 2014, we awarded 98,000 options and 97,000 shares of restricted shares to five executive officers, six non-employee directors and other key employees.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. We did not engage a compensation consultant to advise us with respect to our 2014 compensation decisions; however, after obtaining feedback from our institutional stockholders and other key stakeholders, and considering the results of our 2014 Say on Pay vote, the Compensation Committee engaged Towers Watson to advise the Committee on our future compensation decisions. In late 2014, Towers Watson began to review our compensation program, and the Committee has been working with the consultant in 2015 to refine certain elements.

Prior to our engagement of a compensation consultant or any other external advisor, and from time to time as the Committee deems appropriate, the Compensation Committee assesses the independence of such advisor from management, taking into consideration all factors relevant to such advisor’s independence, including the factors specified in the Nasdaq listing standards.

•	Other services provided by the advisor’s firm

•	Fees as a percentage of firm revenue

•	Any policies and procedures maintained by the advisory firm to prevent or mitigate conflicts of interest

•	Any business or personal relationship of the compensation advisor with a member of the compensation committee

•	Any company stock owned by the compensation advisor

•	Any business or personal relationship of the compensation advisor with an executive officer of the Company

Towers Watson has provided the Compensation Committee with appropriate assurances and confirmation of its independent status pursuant to the factors indicated above. The Compensation Committee believes that Towers Watson has been independent throughout its service for the Committee and that Towers Watson does not have any conflicts of interest.

In 2015, we reviewed our current compensation programs with Tower Watson and determined to change our long term incentive compensation plan to include the issuance of performance share units for the current fiscal year. We are still finalizing the financial performance measurements upon which these units will be based, but we anticipate that those measurements will include return on invested capital and total shareholder return. We believe the addition of performance share units, which will measure performance on a going forward basis over a three year period, will even more closely align the compensation of our executive officers to the creation of long term shareholder value.

Compensation of our Executive Officers

We believe the interests of the Company and its stockholders are best served by developing and maintaining compensation policies and practices that attract and retain qualified and dedicated executives who are essential to our long-term success; are competitive with the compensation arrangements offered by comparable companies including our competitors; tie a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and directly align the interests of management with the interests of our stockholders through stock-based compensation arrangements.

To ensure that our compensation policies and practices are competitive with our peers, the Committee analyzes market data regarding base salary, cash bonus awards, equity incentive awards and other benefits paid by companies the Compensation Committee considers the Company’s primary peer group. The Compensation Committee relies on our Vice President of Human Resources and external research to identify the individual companies which make up this group. In identifying the peer group of surveyed companies, our Vice President of Human Resources utilizes the Economic Research Institute, an industry and region specific compensation database, to assemble market data on publicly traded companies having similar industrial characteristics and revenues to that of the Company. The gathered data is then reviewed by our Chief Executive Officer and our Vice President of Human Resources with respect to each of the executive officer positions and adjusted for the scope of responsibilities within the Company as compared to equivalent responsibilities of positions within companies included in the survey data.

Compensation of the Chief Executive Officer

Our decisions regarding compensation of our Chief Executive Officer (“CEO”) are guided by the same policies and considerations that govern compensation of our other executive officers. The CEO’s salary is established and adjusted based upon three factors: individual performance, financial performance of the Company, and peer group and total market data established by compensation studies performed by our Vice President of Human Resources utilizing external research to identify the individual companies which make up this group. In identifying the peer group of surveyed companies, our Vice President of Human Resources utilizes the Economic Research Institute, an industry and region specific compensation database, to assemble market data on publicly traded companies having similar industrial characteristics and revenues to that of the Company. The Compensation Committee reviews and evaluates the CEO’s individual performance annually on the basis of his actual performance in comparison to written financial and strategic objectives established at the beginning of the year by the Compensation Committee. The Compensation Committee also evaluates the CEO based upon the our financial performance as compared to our annual business plan and compares the CEO’s compensation to the peer companies at the 50th percentile of market of total direct compensation. Direct compensation is defined as base salary, bonus and awards under the long-term stock incentive plans. Additionally, on an annual basis, the CEO prepares a written succession plan that is reviewed by the Compensation Committee. This plan includes a plan of succession for the CEO and our other executive officers.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer and certain other executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. No formal policy has been adopted with respect to minimizing the risk that compensation paid to its executive officers will exceed the deduction limit. Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forgo deductibility when it believes it is in the best interests of the Company and our stockholders.

Compensation Committee Report

The Compensation Committee:

•	Has reviewed and discussed the section in this Proxy Statement entitled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Steven T. Warshaw, Chairman

William Dries

David L. Pugh

Michael E. Werner

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)(5)(6)(7)	Total ($)
Richard D. Holder President and Chief Executive Officer	2014	500,000	—	490,750	232,750	500,000	—	20,864	1,744,364
	2013	278,846	189,583	235,000	498,000	—	—	10,422	1,211,851
	2012	—	—	—	—	—	—	—	—
James H. Dorton Sr. Vice President – Chief Financial Officer	2014	315,000	—	137,410	37,240	217,060	—	21,837	728,547
	2013	315,000	—	62,811	78,750	148,401	—	21,737	626,699
	2012	310,960	—	55,818	64,050	113,400	—	21,637	565,865
Frank T. Gentry III Sr. Vice President – Managing Director, Metal Bearing Components	2014	315,000	—	137,410	37,240	167,727	—	21,837	679,214
	2013	315,000	—	62,811	78,750	111,662	—	21,713	589,936
	2012	310,960	78,750	55,818	64,050	—	—	21,610	531,188

James R. Widders Vice President— General Manager, Precision Metal Components	2014	230,000	—	98,150	27,930	161,762	—	17,388	535,230
	2013	227,536	—	46,859	63,000	108,513	—	18,013	463,921
	2012	217,488	—	41,642	51,240	121,000	—	17,833	449,203

William C. Kelly, Jr Vice President— Chief Administrative Officer	2014	210,000	—	98,150	27,930	124,574	—	20,019	480,673
	2013	207,308	—	46,859	63,000	88,434	—	19,965	425,566
	2012	197,308	—	41,642	51,240	80,000	—	19,091	389,281

(1)	Amounts represent the grant date fair value, as computed in accordance with the FASB ASC Topic 718, of 25,000, 7,000, 7,000, 5,000 and 5,000 of stock awarded on March 19, 2014 to Messrs. Holder, Dorton, Gentry, Widders and Kelly, respectively. The restricted stock awards to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant.
(2)	Amounts represent the grant date fair value, as computed in accordance with the FASB ASC Topic 718, of 25,000, 4,000, 4,000, 3,000 and 3,000 of options to purchase the Company’s stock awarded on March 19, 2014 to Messrs. Holder, Dorton, Gentry, Widders and Kelly, respectively. Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 16, 2015.
(3)	Generally, bonuses and non-equity incentive compensation is earned in one fiscal year are paid in the first quarter of the next year. Bonuses and non-equity incentive compensation earned during 2014 were paid in March 2015.
(4)	Amounts include $14,400 for a car allowance for each of Messrs. Holder, Dorton, Gentry, Widders and Kelly.
(5)	Amounts include Company-matched contributions under a “401(k)” savings plan for Messrs. Holder, Dorton, Gentry, Widders, and Kelly. This 401(k) savings plan is open to substantially all of the Company’s U.S. employees and officers who have met certain service and age requirements.
(6)	Amounts include $1,264, $2,237, $2,237, $951 and $1,419 in premiums paid by the Company for supplemental life insurance for the benefit of Messrs. Holder, Dorton, Gentry, Widders and Kelly.
(7)	Amounts include country club membership dues for each of Messrs. Holder, Dorton and Kelly.

The following table sets forth information with respect to options granted during 2014 to the named executive officers.

Grants of Plan-Based Awards For 2014

		Estimated Future payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value Of Stock and Option Awards ($)
Name	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold ($)	Target ($)	Maxi- mum ($)
Mr. Holder	2014	—	—	—	—	—	—	25,000	25,000	9.31	232,750
Mr. Dorton	2014	—	—	—	—	—	—	7,000	4,000	9.31	37,240
Mr. Gentry	2014	—	—	—	—	—	—	7,000	4,000	9.31	37,240
Mr. Kelly	2014	—	—	—	—	—	—	5,000	3,000	9.31	27,930
Mr. Widders	2014	—	—	—	—	—	—	5,000	3,000	9.31	27.930

(1)	On March 19, 2014, the Company awarded 93,000 shares of stock to five non-employee directors, five executive officers and other key employees. The restricted stock awards to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant.
(2)	On March 19, 2014, the Company awarded an aggregate of 96,000 stock options to five non-employee directors, five executive officers and other key employees. The options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 16, 2015.

The following table sets forth information with respect to outstanding equity awards as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Holder	33,334	66,666	—	9.40	6/3/2023	—	—	—	—
	—	25,000	—	19.63	3/19/2024	—	—	—	—
	—	—	—	—	—	16,666	342,653	—	—
	—	—	—	—	—	25,000	514,000	—	—
Mr. Dorton	15,000	—	—	11.61	8/19/2015	—	—	—	—
	11,250	—	—	11.50	8/14/2016	—	—	—	—
	11,250	—	—	12.12	5/25/2017	—	—	—	—
	12,000	—	—	14.13	5/26/2021	—	—	—	—
	10,000	5,000	—	8.89	3/21/2022	—	—	—	—
	2,434	12,566	—	9.97	3/25/2023	—	—	—	—
	—	4,000	—	19.63	3/19/2024	—	—	—	—
	—	—	—	—	—	2,100	43,176	—	—
	—	—	—	—	—	4,200	86,352	—	—
	—	—	—	—	—	7,000	143,920	—	—
Mr. Gentry	4,000	—	—	14.13	5/26/2021	—	—	—	—
	10,000	—	—	8.89	3/21/2022	—	—	—	—
	15,000	—	—	9.97	3/25/2023	—	—	—	—
	4,000	—	—	19.63	3/19/2024	—	—	—	—
Mr. Kelly	9,000	—	—	14.13	5/26/2021	—	—	—	—
	8,000	4,000	—	8.89	3/21/2022	—	—	—	—
	2,434	9,566	—	9.97	3/25/2023	—	—	—	—
	—	3,000	—	19.63	3/19/2024	—	—	—	—
	—	—	—	—	—	1,566	32,197	—	—
	—	—	—	—	—	3,133	64,414	—	—
	—	—	—	—	—	5,000	102,800	—	—
Mr. Widders	5,000	—	—	12.99	6/2/2021	—	—	—	—
	5,333	2,667	—	8.89	3/21/2022	—	—	—	—
	2,434	9,566	—	9.97	3/25/2023	—	—	—	—
	—	3,000	—	19.63	3/19/2024	—	—	—	—
	—	—	—	—	—	1,566	32,197	—	—
	—	—	—	—	—	3,133	64,414	—	—
	—	—	—	—	—	5,000	102,800	—	—

(1)	Stock options vest by one-third on each anniversary date over a three-year period beginning on the first anniversary date of grant.
(2)	Restricted shares vest one-third on each anniversary date over a three-year period beginning on the first anniversary date of grant.
(3)	Mr. Gentry’s stock options and restricted shares vested upon his retirement.

The following table sets forth information with respect to option exercises and stock vesting as of December 31, 2014.

Option Exercises and Stock Vested During 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Holder	—	—	8,334	207,683
Mr. Dorton	—	—	6,300	130,872
Mr. Gentry	—	—	6,300	130,872
Mr. Widders	—	—	4,699	97,612
Mr. Kelly	27,000	351,180	4,699	97,612

Employment and Change of Control Agreements with Named Executive Officers

Messrs. Holder, Dorton, Gentry, Widders and Kelly have written employment agreements to serve in their respective positions that extend automatically for successive one-year terms unless either party gives notice of termination. The Company may terminate each executive’s employment with or without cause, but if terminated without cause, the executive would continue to receive his annual salary, paid on a monthly basis, for one year from the date of termination. The employment agreements for each of Messrs. Holder, Dorton, Gentry, Widders and Kelly also include a non-competition term that ends two years after the conclusion of each executive’s employment with the Company.

The employment agreements for each of Messrs. Holder, Dorton, Gentry, Widders and Kelly have change of control provisions. These provisions state if an executive’s employment is terminated within two years following a change of control, as defined in each executive’s employment agreement, each executive will receive a lump sum payment equal to a percentage of his annual salary plus a multiple of his median bonus available at his specific target percentage. Additionally, a lump sum amount of $12,000 would be paid by the Company to each executive officer for transition costs.

The following table shows the percentage upon which each named executive officer’s lump sum payment would be based in the event of a change of control:

Name	Percent
Mr. Holder	80%
Mr. Dorton	50%
Mr. Gentry	50%
Mr. Widders	50%
Mr. Kelly	45%

The following table shows the multiple upon which each named executive officer’s bonus would be based in the event of a change of control:

Name	Multiple
Mr. Holder	2x
Mr. Dorton	2x
Mr. Gentry	2x
Mr. Widders	2x
Mr. Kelly	2x

The following table shows the compensation each named executive officer would have received under their respective employment agreements had a change in control occurred as of December 31, 2014.

Name	Compensation($)
Mr. Holder	1,412,000
Mr. Dorton	799,500
Mr. Gentry	799,500
Mr. Widders	587,000
Mr. Kelly	526,500

Compensation Committee Interlocks and Insider Participation

All compensation decisions during the fiscal year ended December 31, 2014 for each of the named executive officers were made by the Compensation Committee, consisting of Messrs. Warshaw, Dries, Pugh and Werner, none of whom is or was an officer or employee of the Company during the last fiscal year or prior to the last fiscal year, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, no executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or the Board.

Proposal III: Ratification of Selection of Registered Independent Public Accounting Firm

The firm of PricewaterhouseCoopers LLP has been selected by the Audit Committee as the Company’s registered independent public accounting firm for 2015. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders’ ratification of the selection of PricewaterhouseCoopers LLP. If the stockholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Fees Paid to Registered Independent Public Accounting Firm

During 2014, PricewaterhouseCoopers LLP provided us with audit and tax-related services. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit services rendered in connection with the financial statements and reports for fiscal years 2014 and 2013 and for tax-related services rendered during fiscal years 2014 and 2013 on our behalf, as well as all expenses incurred in connection with these services, which have been or will be billed to us.

	2014	2013
Audit Fees	$1,839,359	$1,351,505
Tax Fees	398,517	474,633
Other Fees	915,000	—

Total	$3,152,876	$1,826,138

In accordance with definitions and rules established by the Securities and Exchange Commission, or the “SEC,” “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and “tax fees” are fees billed for tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to the Company by its registered independent public accounting firm prior to commencement of services. The Chairman of the Audit Committee has the authority to pre-approve such services up to a specified fee amount and these pre-approved decisions are presented to the full Audit Committee at its next scheduled meeting. Since the effective date of the SEC rules regarding strengthening auditor independence, all of the audit and tax services by PricewaterhouseCoopers LLP were pre-approved in accordance with the Audit Committee’s policies and procedures.

Representatives of PricewaterhouseCoopers LLP will not be present at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Audit Committee Report to Stockholders

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the responsibility for preparation of the Company’s financial statements and the registered independent public accounting firm has the responsibility for the audit of those statements. Each member of the Audit Committee meets the independence requirements of the Nasdaq rules.

The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s registered independent public accounting firm, the audited financial statements of the Company for 2014; has discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or the “PCAOB,” in Rule 3200T; has received from the registered independent public accounting firm the written disclosures and letter required by PCAOB Rule 3526; and has discussed with the registered independent public accounting firm their independence, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company was compatible with maintaining PricewaterhouseCoopers LLP’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Members of the Audit Committee:

William Dries, Chairman

G. Ronald Morris

Robert E. Brunner

David L. Pugh

Certain Relationships and Related Transactions

Except as noted below, the Company did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. The Company has adopted a written policy, however, on conflicts of interest, which appear in our Code of Ethics. The Code of Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management.

Mr. Jack Gentry (the brother of Mr. Frank T. Gentry, III, our former Senior Vice President–Managing Director, Metal Bearing Components) is the Operations Manager for the Company’s Mountain City plant during 2014. The terms of the employment relationship with Jack Gentry are, in the Company’s opinion, no less favorable than the Company would have been able to enter into with a similarly situated employee that was an unrelated party. NN has paid Jack Gentry approximately $127,000 in 2014.

On August 29, 2014, the Company completed its acquisition of Autocam Corporation, or “Autocam,” for an aggregate purchase price of $300.0 million. Mr. Kennedy, one of our directors, was the founder of Autocam and served until the closing of the acquisition as a director and it’s Chief Executive Officer. Mr. Kennedy was also the largest shareholder of Autocam. As consideration for Mr. Kennedy’s equity interest in Autocam, Mr. Kennedy received 1,086,956 shares of the Company’s common stock and cash proceeds of approximately $106.6 million. Additionally, Rising Tide, LLC, a limited liability company owned by certain immediate family members of Mr. Kennedy, received cash proceeds of approximately $19.5 million in respect of its equity interest in Autocam. The acquisition of Autocam and each of the transactions between the Company and Mr. Kennedy are described more fully in the Company’s Current Report on Form 8-K, which was filed with the SEC on September 2, 2014.

In connection with the closing of the Autocam acquisition, Mr. Kennedy and the Company entered into an escrow agreement, an indemnity agreement, a non-competition and non-disclosure agreement and a stockholders’ agreement. Pursuant to the terms of the escrow agreement and indemnity agreement, Mr. Kennedy may be required to forfeit shares of the Company’s common stock owned by Mr. Kennedy (or cash in lieu of stock) to satisfy certain post-closing escrow claims. Pursuant to the terms of the non-competition and non-disclosure agreement, Mr. Kennedy is restricted from competing against the Company for three years following the closing of the Autocam acquisition and agreed to customary confidentiality and non-solicitation provisions. Pursuant to the terms of the stockholders’ agreement, shares of the Company’s common stock owned by Mr. Kennedy are subject to transfer restrictions and registration rights.

Additionally, Autocam and Autocam Medical Devices, LLC, or “Autocam Medical,” entered into a transition services agreement at the closing of the Autocam acquisition. Mr. Kennedy owns a controlling interest in Autocam Medical in addition to serving as a director and its President and Chief Executive Officer. Pursuant to the terms of this transition services agreement, Autocam provides certain transition services to Autocam Medical until August 29, 2015 in consideration for monthly payments of $62,500. Autocam Medical may, in its sole discretion, extend the term of the transition services agreement for an additional twelve month period. NN and Autocam Medical are also parties to an agreement whereby NN is permitted to utilize a private aircraft owned by Autocam Medical for purposes of transporting NN executives on Company-related business. NN paid Autocam Medical approximately $79,000 for such services in 2014.

Prior to the closing of the Autocam transaction, Autocam employed Mr. John Kennedy IV, Mr. Kennedy’s son, as Product Manager and Mrs. Nancy Kennedy, Mr. Kennedy’s wife, as Quality Auditor/Continuous Improvement Coordinator. Mr. Kennedy’s son’s employment with Autocam was terminated on December 31, 2014. Mr. Kennedy’s wife continues to be employed by Autocam on a part-time basis.

Annual Report

The Company’s Annual Report on Form 10-K for the year ended December 31, 2014 is being mailed together with this Proxy Statement. Exhibits to the Annual Report on Form 10-K may be obtained by contacting the Secretary of the Company at 207 Mockingbird Lane, Johnson City, Tennessee 37604.

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, and the Compensation Committee Report (included herein) shall not be incorporated by reference into any such filings.

By Order of the Board of Directors,

William C. Kelly, Jr.

Secretary

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

NN, INC. 207 MOCKINGBIRD LANE JOHNSON CITY, TN 37604

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees

01	Robert E. Brunner	02	Richard D. Holder			03	David L. Pugh

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Advisory vote to approve the compensation of the named executive officers of NN, Inc.						☐	☐	☐

3	For ratification of the selection of PRICEWATERHOUSECOOPERS LLP as registered independent public accounting firm.						☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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NN, INC.

207 Mockingbird Lane

Johnson City, TN 37604

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2015, AT Fort Lauderdale Marriott Harbor Beach Resort 3030 Holiday Drive, Fort Lauderdale, Florida 33316.

The undersigned stockholder hereby appoints William C. Kelly, Jr. and James H. Dorton, each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES IN ITEM 1 AND “FOR” IN ITEMS 2 AND 3 AND WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING ON SUCH MATTER OR MATTERS.

Continued and to be signed on reverse side